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                                                                     EXHIBIT 2.2
                                                                     -----------
                              AGREEMENT OF MERGER

     This Agreement of Merger is dated as of March 6, 1998, by and between Prisma Acquisition Corp., a Delaware corporation (the "Company"), and Synbiotics Corporation, a California corporation (the "Acquiror").


                                R E C I T A L S

     A. The Company and Acquiror have entered into an Agreement and Plan of Reorganization, dated February 27, 1998 (the "Merger Agreement"), which contemplates the merger of the Company with and into the Acquiror (the "Merger") in accordance with this Agreement of Merger.

     B. The respective Boards of Directors of the Company and the Acquiror deem it advisable and in the best interest of each such corporation and their respective shareholders that the Company be merged with and into the Acquiror as provided herein and in the Merger Agreement, and they have accordingly adopted resolutions approving the Merger Agreement and this Agreement of Merger.

     C. The stockholders of the Company have approved this Agreement of Merger and the principal terms of the Merger in accordance with the laws of Delaware.

     D. The approval of the Merger by the shareholders of the Acquiror is not required under Section 1201 of the California Corporations Code.

     Capitalized terms not otherwise defined herein shall have the meanings given them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

     At the Effective Time (as defined in Article II) and subject to the applicable provisions of the California Corporations Code ("California Law") and the Delaware General Corporate Law ("Delaware Law"), the Company shall be merged with and into the Acquiror, the separate corporate existence of Company shall cease and the Acquiror shall continue as the surviving corporation. Acquiror as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."
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                                   ARTICLE II
                                 EFFECTIVE TIME

     As used in this Agreement of Merger, the term "Effective Time" shall mean the time the Secretary of State of the State of California files this Agreement of Merger and the officers' certificates required by California Law.

                                  ARTICLE III
                      ARTICLES OF INCORPORATION AND BYLAWS

     At the Effective Time, the Articles of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation. The Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                                   ARTICLE IV
                     MANNER AND BASIS OF EXCHANGING SHARES

     By virtue of the Merger and without any action on the part of Acquiror, Company or Company Stockholders:

     A.  Conversion of Company Common Stock.
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               1. At the Effective Time, the holders of shares of Company
          Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section C below) shall be entitled to receive in the aggregate such number of shares of Acquiror Common Stock (the "Merger Shares") as is equal to (i) the Merger Consideration (as defined in Section E below) less (ii) all Assumed Option Shares (as defined below).

               2. At the closing of the Merger (the "Closing"), the holders of shares of Company Common Stock outstanding at the Effective Time shall be entitled to receive in the aggregate such number of shares of Acquiror Common Stock (the "Initial Shares") as is equal to ninety percent (90%) the Merger Shares. Ten percent (10%) of the Merger Shares shall at the Closing be deposited with the Escrow Agent and shall be held and disposed of in accordance with the terms of the Merger Agreement and the Escrow Agreement.

               3. For purposes of determining the pro rata allocation of the Initial Shares among the holders of Company Common Stock outstanding at the Effective Time, the numerator shall be the number of shares of Company Common Stock held by such holder at the Effective Time and the denominator shall be the aggregate number of shares of Company Common Stock issued and outstanding at the Effective Time less the shares to be cancelled pursuant to Section C below.

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               4.  No fraction of a share of Acquiror Common Stock will be issued under this Section A of Article IV, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the mean average closing sales price of a share of Acquiror Common Stock for the thirty (30) most recent trading days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market (the "Closing Price").

     B.   Conversion of Company Options.  At the Effective Time, all options to
          -----------------------------
purchase Company Common Stock then outstanding ("Company Options") shall be assumed by Acquiror in accordance with this Section B of Article IV. At the Effective Time, all Company Options granted and outstanding immediately prior to the Effective Time shall be converted and exchanged for options to purchase such number of shares of Acquiror Common Stock (the "Assumed Options") as is equal to
(a) the number of shares of Company Common Stock for which the unexercised portion of all such Company Options would be exercisable multiplied by (b) the Merger Consideration per share of Company Common Stock calculated on a Fully Diluted Basis as of the Effective Time (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) (the "Assumed Option Shares"). The exercise price per share of each such Assumed Option Share shall be equal to (c) the exercise price of such Assumed Option immediately prior to the Effective Time divided by (d) the Merger Consideration per share of Company Common Stock calculated on a Fully Diluted Basis as of the Effective Time (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The term "Fully Diluted Basis" as used in this Agreement shall mean (e) the number of shares of Company Common Stock issued and outstanding as of the Effective Time (after giving effect to the provisions of Section C below) plus (f) the number of shares of Company Common Stock issuable pursuant to Company Options.

          For purposes of determining the pro rata allocation of the Assumed Option Shares among the holders of Company Options outstanding at the Effective Time, the numerator for each such option holder shall be the number of shares of Company Common Stock for which the unexercised portion of the Company Options owned by said holder were exercisable immediately prior to the Effective Time and the denominator shall be the aggregate number of shares of Company Common Stock for which all Company Options issued and outstanding immediately prior to the Effective Time were exercisable.

     C.   Cancellation of Company Common Stock Owned by Acquiror or Company.  At
          -----------------------------------------------------------------
the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock, and each share of Company Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     D.   Adjustments to Merger Consideration.  The Merger Consideration shall
          -----------------------------------
be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of

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securities convertible into Acquiror Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     E.   Definition of "Merger Consideration".  The maximum number of shares of
          ------------------------------------
Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of Assumed Options) shall be equal to that number of shares of Acquiror Common Stock obtained by dividing $2,000,000 by the mean average of the closing sales price for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the thirty (30) trading days immediately preceding and ending on the trading day that is one (1) calendar day prior to the Closing Date (the "Merger Consideration"). No other adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of (x) any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time not otherwise required by the immediately preceding sentence, or (y) any cash proceeds received by Company from the date hereof to the Effective Time pursuant to the exercise of Company Options, or (z) any expiration or termination after the Effective Time of any Assumed Options.

     F.   Surrender of Certificates.
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          1.   Exchange Agent.  ChaseMellon Shareholder Services, LLC shall act
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as exchange agent (the "Exchange Agent") in the Merger.

          2.   Acquiror to Provide Common Stock and Cash.  Promptly after the
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Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section F of Article IV, through such reasonable procedures as Acquiror may adopt, (i) the Merger Shares and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section A(4) of Article IV.

          3.   Exchange Procedures.  Promptly after the Effective Time, the
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Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section A of Article IV, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the "Escrow Fund" on such holder's behalf and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section A(4) of Article IV, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective

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Time, for all corporate purposes, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section A(4) of
Article IV. As soon as practicable after the Effective Time, Acquiror shall cause to be distributed to the Escrow Agent a certificate or certificates representing ten percent (10%) of the Merger Shares which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section F(3) of Article IV. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages. To the extent not used for such purpose, such shares shall be released.

          4.   Transfers of Ownership.  If any certificate for shares of
               ----------------------
Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

          5.   No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section F of Article IV, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     G.   No Further Ownership Rights in Company Common Stock.  All shares of
          ---------------------------------------------------
Acquiror Common Stock issued in the Merger in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article IV.

     H.   Lost, Stolen or Destroyed Certificates.  In the event any Certificates
          --------------------------------------
evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereto, such cash and shares of Acquiror Common Stock, if any, as may be required pursuant to Section B of Article IV; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   ARTICLE V
                             ABANDONMENT OF MERGER

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     This Agreement of Merger shall be terminated and abandoned without further action by the parties hereto in the event that the Merger Agreement is terminated in accordance with its terms, and in such event this Agreement of Merger shall have no further force and there shall be no liability on the part of the parties hereto to each other, except to the extent otherwise provided in the Merger Agreement.

                                   ARTICLE VI
                                   AMENDMENT

     Subject to applicable law, this Agreement of Merger may be amended or modified or supplemented only by written agreement of the Company and the Acquiror, duly authorized by each of their respective Boards of Directors, at any time prior to the filing of the officers' certificates required by California Law with respect to the Merger with the Secretary of State of the State of California; provided, however, that no such amendment, modification or supplement shall change the amount or the form of the consideration to be furnished to the Company Stockholders in accordance with Article IV hereof.



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   IN WITNESS HEREOF, the parties hereto have executed this Agreement of Merger as of the date first written above.



                         SYNBIOTICS CORPORATION



                         By:  /s/ Michael K. Green
                              -------------------------------------------------
                              Michael K. Green, Vice President, Chief Financial Officer, and Secretary



                         PRISMA ACQUISITION CORP.



                         By:  /s/ Robert A. Behrens
                              -------------------------------------------------
                              Robert A. Behrens, President


                         By:  /s/ Douglas R. Brian
                              -------------------------------------------------
                              Douglas R. Brian, Secretary



                    [SIGNATURE PAGE TO AGREEMENT OF MERGER]